Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Silicon Motion Technology Corporation:

We consent to the use in this Amendment No.1 to Registration Statement No. 333-125673 on Form F-1 of our report dated March 18, 2005 (April 26, 2005 as to Note 1, May 1, 2005 as to Note 21 and May 13, 2005 as to Note 16) relating to the financial statements of Silicon Motion Technology Corporation, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/    Deloitte & Touche

Hsinchu, Taiwan

Republic of China

June 14, 2005